Exhibit 99.1

 Helios and Matheson Analytics Inc. Announces Plans to Spin-Off Zone Technologies, Inc.

to Become a Separate Public Company

Spin-Off to be Effected through a Dividend Distribution of Zone Technologies Shares

NEW YORK (March 15, 2018) — Helios and Matheson Analytics Inc. (Nasdaq: HMNY) (“HMNY”), a provider of information technology services and solutions and owner of a controlling interest in MoviePass Inc. (“MoviePass”), today announced that its board of directors has approved a plan to spin-off its wholly-owned subsidiary, Zone Technologies, Inc. (“Zone”). Following the spin-off, Zone would become an independent publicly traded company that HMNY expects to also be listed on Nasdaq.

The spin-off is subject to numerous conditions, including, without limitation, the effectiveness of a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission and the approved listing of Zone’s common stock on Nasdaq. Pursuant to the spin-off, HMNY plans to distribute shares of Zone common stock as a dividend to persons who hold common stock of HMNY as of a record date to be determined. The board of directors of HMNY expects to set a record date to determine the stockholders entitled to receive shares of Zone in the spin-off for approximately 20 to 40 days before the effective date of the spin-off. Holders of any convertible notes and warrants of HMNY outstanding as of the applicable record date may be entitled to participate in the dividend of Zone shares in the spin-off in accordance with the terms of such notes and warrants.

The strategic goal of the spin-off is to create two public companies, each of which can focus on its own strengths and operational plans. In addition, after the spin-off, each of HMNY and Zone will be better equipped to pursue partnerships and other strategies that are more closely aligned with their respective business models.

“Having founded Zone, I am excited to implement this spin-off to maximize Zone’s true potential, by furthering the development of our RedZone Map™ product and expanding Zone’s business by entering into complementary technology sectors,” said Ted Farnsworth, HMNY’s Chief Executive Officer and Chairman. “I believe this spin-off will enable Zone to grow, both organically and by acquisition of other technologies,” Mr. Farnsworth concluded.

Upon the completion of the spin-off transaction, HMNY plans to continue focusing on its operations related to its controlling interest in MoviePass and expects HMNY’s management to be comprised of the same management team as prior to the spin-off. Following the spin-off, Zone plans to continue focusing on its RedZone Map™ product, as well as growth and acquisitions. Both HMNY and Zone expect to remain headquartered in New York City, HMNY’s current base of operations.

HMNY is in the process of evaluating the tax consequences, if any, of the proposed dividend distribution of Zone shares pursuant to the spin-off.

As reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2018, as of that date, HMNY owes no debt principal under any debt instruments.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Zone Technologies, Inc.

Zone Technologies, Inc. is a state-of-the-art mapping and spatial analysis company with operations in the U.S. Its safety map app, RedZone Map™, enhances mobile GPS navigation by providing advanced proprietary technology to guide travelers to their destinations. The app incorporates a social media component allowing for real-time “It’s happening now” crime reporting coupled with real time data from over 1,400 local, state, national and global sources. RedZone Map™ is currently available to iOS and Android users. More information is available on the RedZone Map™ website.

About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. (Nasdaq: HMNY) is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. HMNY owns a majority interest in MoviePass Inc., the nation's premier movie-theater subscription service. HMNY’s holdings include Zone Technologies, Inc., creator of RedZone Map™, a safety and navigation app for iOS and Android users, and a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. HMNY is headquartered in New York, NY and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit us at www.hmny.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward looking statements, which include but are not limited to statements regarding the effectiveness of a registration statement relating to the proposed spin-off, the listing of Zone’s common stock on Nasdaq, the benefits expected and other impacts anticipated of the spin-off and the tax consequences of the spin-off. These forward-looking statements are subject to a number of risks, including the inability to consummate the spin-off, failure of HMNY’s securities holders to receive favorable tax treatment, failure to achieve anticipated growth or accomplish financing objectives and the risk factors set forth from time to time in HMNY’s SEC filings, including but not limited to the risks that are described in the “Risk Factors” section of HMNY’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each available on the SEC's web site at www.sec.gov. In addition to the risks described above and in HMNY’s other filings with the SEC, other unknown or unpredictable factors also could affect HMNY’s results. No forward-looking statements can be guaranteed, and actual results could differ significantly from those contemplated by the forward-looking statements. The information in this release is provided only as of the date of this release, and HMNY undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

CONTACT:

HMNY Contact:

The Pollack PR Marketing Group

Stephanie Goldman / Mark Havenner, 310-556-4443

sgoldman@ppmgcorp.com / mhavenner@ppmgcorp.com

or

MoviePass Contact:

LaunchSquad for MoviePass

Gavin Skillman, 212-564-3665

gavin@launchsquad.com